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                                                                    Exhibit 99.2





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                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


                                     BETWEEN

                         THE DAI-ICHI KANGYO BANK, LTD.

                                       AND

                         TYCO ACQUISITION CORP. XIX (NV)

                           DATED AS OF MARCH 12, 2001


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                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01. Definitions....................................................2

                                    ARTICLE 2
                                PURCHASE AND SALE

Section 2.01. Purchase And Sale Of The Shares................................2
Section 2.02. Purchase Price.................................................3
Section 2.03. Closing........................................................3
Section 2.04. Closing Deliveries By Seller...................................3
Section 2.05. Closing Deliveries By Purchaser................................3
Section 2.06. Adjustment Upon Change In Capitalization Or Merger.............3
Section 2.07. Changes to Consideration Under Merger Agreement................4

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.01. Organization, Authority And Qualification of Seller............4
Section 3.02. No Conflict....................................................5
Section 3.03. Valid Issuance; Ownership Of The Shares........................5
Section 3.04. Absence of Litigation..........................................6
Section 3.05. Brokers........................................................6

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.01. Organization And Authority Of Purchaser and Guarantor..........6
Section 4.02. No Conflict; Required Filings And Consents.....................7
Section 4.03. Financial Ability..............................................7
Section 4.04. Brokers........................................................8
Section 4.05. Absence Of Litigation..........................................8

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

Section 5.01. Voting Agreement...............................................8
Section 5.02. No Disposition Or Encumbrance Of Seller's Shares...............8
Section 5.03. Company Board Representation...................................9
Section 5.04. Notification Of Certain Matters................................9

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Section 5.05. Further Action; Reasonable Efforts............................. 9
Section 5.06. Public Announcements...........................................10
Section 5.07. Japan Desk.....................................................10

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

Section 6.01. Conditions To The Closing......................................10
Section 6.02. Conditions To Obligations Of Seller............................11
Section 6.03. Conditions To Obligations Of Purchaser.........................11
Section 6.04. Merger.........................................................12

                                    ARTICLE 7
                             TERMINATION AND WAIVER

Section 7.01. Termination....................................................12
Section 7.02. Effect Of Termination..........................................13
Section 7.03. Waiver.........................................................13

                                    ARTICLE 8
                               GENERAL PROVISIONS

Section 8.01. No Survival Of Representations And Warranties..................13
Section 8.02. Expenses.......................................................13
Section 8.03. Notices........................................................13
Section 8.04. Headings.......................................................14
Section 8.05. Severability...................................................14
Section 8.06. Entire Agreement...............................................15
Section 8.07. Assignment.....................................................15
Section 8.08. Parties In Interest............................................15
Section 8.09. Governing Law..................................................15
Section 8.10. Waiver Of Jury Trial...........................................15
Section 8.11. Counterparts...................................................15
Section 8.12. Specific Performance...........................................16


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      AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of March 12, 2OO1
(this "AGREEMENT"), between TYCO ACQUISITION CORP. XIX (NV), a Nevada corporation ("PURCHASER") and a direct wholly owned subsidiary of TYCO INTERNATIONAL LTD., a Bermuda corporation ("GUARANTOR"), and THE DAI-ICHI KANGYO BANK, LTD. ("SELLER") as stockholder of THE CIT GROUP, INC., a Delaware corporation (the "COMPANY").

      WHEREAS, Seller and Purchaser entered into a Stock Purchase Agreement, dated as of March 12, 2001 (the "ORIGINAL STOCK PURCHASE AGREEMENT");

      WHEREAS, Seller and Purchaser desire to amend and restate the Original Stock Purchase Agreement as set forth in this Agreement to be effective as of March 12, 2001;

      WHEREAS, Seller is the record and beneficial owner of the number of shares of common stock, par value $0.01 per share, of the Company ("COMMON STOCK") set forth next to Seller's name on Schedule A hereto (Seller's "SHARES");

      WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, Seller's Shares, upon the terms and subject to the conditions set forth herein;

      WHEREAS, Purchaser and Guarantor have separately entered into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT") with the Company, pursuant to which the Company agrees to merge with and into Purchaser (the "MERGER");

      WHEREAS, in order to induce Seller to enter into this Agreement, Guarantor is entering into simultaneously herewith an unconditional guarantee by the Guarantor of Purchaser's obligation under this Agreement ("GUARANTEE"); and

      WHEREAS, Guarantor and Purchaser acknowledge that Seller would not enter into this Agreement without the Guarantee and that Seller is entering into this Agreement in reliance of the execution of the Guarantee;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

      Section 1.01. DEFINITIONS. For purposes of this Agreement:

      "ACQUISITION PROPOSAL" shall have the meaning ascribed to it in the Merger Agreement.

      "BUSINESS DAY" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or Tokyo, Japan.

      "LIEN" means any lien, mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim or charge of any kind, or any conditional sale agreement or other agreement to create any of the foregoing.

      "MATERIAL ADVERSE EFFECT" means, with respect to a person, an effect, change, event or occurrence that, individually or in the aggregate with other such effects, changes, events or occurrences, is or would reasonably be expected to be materially adverse to the financial condition, business, assets or results of operations of such person and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the United States, Asian or global economy or United States, Asian or global securities markets in general, (ii) the Merger Agreement or the transactions contemplated thereby or the announcement thereof, (iii) changes in legal or regulatory conditions that affect in general the businesses in which such person and its subsidiaries are engaged or (iv) the financial services industry in general, and not specifically relating to such person or its subsidiaries.

      "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "PURCHASE PRICE BANK ACCOUNT" means a bank account to be designated by Seller in a written notice to Purchaser at least five Business Days before the Closing.

                                    ARTICLE 2
                                PURCHASE AND SALE

      Section 2.01. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller agrees

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to sell to Purchaser, and Purchaser agrees to purchase from Seller, the number of Shares set forth next to Seller's name on Schedule A hereto.

      Section 2.02. PURCHASE PRICE. The purchase price for Seller's Shares shall consist of the amount of immediately available United States dollars (Seller's "CASH PURCHASE PRICE") set forth next to Seller's name on Schedule A hereto.

      Section 2.03. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of Seller's Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022 as soon as practicable following satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "CLOSING DATE"); PROVIDED, HOWEVER, if the conditions to the consummation of the Merger shall be satisfied or waived, the Closing shall in all events occur prior to the consummation of the Merger.

      Section 2.04. CLOSING DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

      (a) stock certificates evidencing Seller's Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Purchaser and with all required stock transfer tax stamps affixed, including in any case a signature guarantee of a member in good standing of a recognized medallion program;

      (b) a receipt for an amount equal to Seller's Cash Purchase Price; and

      (c) the certificates and other documents required to be delivered pursuant to Section 6.03.

      Section 2.05. CLOSING DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller:

      (a) an amount equal to Seller's Cash Purchase Price by wire transfer in immediately available funds to Seller's Purchase Price Bank Account; and

      (b) the certificates and other documents required to be delivered pursuant to Section 6.02.

      Section 2.06. ADJUSTMENT UPON CHANGE IN CAPITALIZATION OR MERGER. In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other

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changes in the corporate or capital structure of the Company which would have the effect of diluting or changing Seller's or Purchaser's rights hereunder, the number and kind of shares or other securities or property subject to this Agreement and the purchase price per Seller's Share (but not the total purchase price payable hereunder in full consideration of the purchase of all shares or securities of the Company owned beneficially or of record by Seller) shall be appropriately and equitably adjusted so that Purchaser shall receive at the Closing the number of shares or other securities or property that Purchaser would have received in respect of Seller's Shares purchasable immediately prior to such event. At the Closing, Seller shall receive the total Cash Purchase Price it would have received immediately prior to such event.

      Section 2.07. CHANGES TO CONSIDERATION UNDER MERGER AGREEMENT. If the merger consideration in the Merger Agreement is changed from 0.6907 shares of Guarantor's common shares in respect of each share of the Company's Common Stock and the resulting value of the Guarantor's common shares issuable in respect of each share of the Company's Common Stock pursuant to the Merger based upon the last closing price of Guarantor's common shares prior to such change (the "NEW MERGER CONSIDERATION") is higher than $35.02, then the Cash Purchase Price will be increased by the product of (a) the difference between the New Merger Consideration and $35.02 and (b) the number of Seller's Shares.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

      Section 3.01. ORGANIZATION, AUTHORITY AND QUALIFICATION OF SELLER. Seller is a bank duly organized, validly existing and in good standing under the laws of Japan and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect or materially delay the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by

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Purchaser) this Agreement constitutes a legal, valid and binding obligation of
Seller enforceable against it in accordance with its terms.

      Section 3.02. NO CONFLICT. (a) The execution, delivery and performance of this Agreement by Seller do not and will not, (i) contravene, conflict with or violate the certificate of incorporation, by-laws or equivalent organizational documents of Seller, (ii) assuming satisfaction of the requirements set forth in Section 3.02(b) below and the accuracy of Purchaser's representations and warranties set forth in Section 4.02, contravene, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to Seller or by which any property or asset of Seller is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of any of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      (b) Assuming the accuracy of Purchaser's representations and warranties set forth in Section 4.02, the execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of state takeover laws, the HSR Act, the banking laws of the State of New York, and the rules and regulations of any other federal or state regulatory authorities governing banking, consumer or commercial finance, mortgage lending and insurance to which the Company is subject (collectively, "REQUIRED REGULATORY APPROVALS"), (ii) notification to the Financial Supervisory Agency of Japan of the terms of this Agreement and
(iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications would not adversely affect or materially delay the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      Section 3.03. VALID ISSUANCE; OWNERSHIP OF THE SHARES. (a) Seller is the sole record and beneficial owner of, and has good title to, the number of Shares set forth next to Seller's name on Schedule A hereto. The Shares owned by Seller are owned free and clear of all Liens, other than any Liens created by this Agreement.

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      (b) The Shares owned by Seller are validly issued, fully paid and nonassessable. Such Shares are all the equity securities of the Company owned, either of record or beneficially, by Seller and Seller does not have any option or other right to acquire any other securities of the Company. Seller has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by Seller. At the Closing, Seller shall deliver, and upon such delivery and payment of the Cash Purchase Price therefor, good, valid and marketable title to Seller's Shares free and clear of any Liens, other than pursuant to this Agreement.

      Section 3.04. ABSENCE OF LITIGATION. AS of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of Seller, threatened against Seller, or any property or asset of Seller, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

      Section 3.05. BROKERS. Except for J.P. Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of J.P. Morgan Securities Inc.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

      Section 4.01. ORGANIZATION AND AUTHORITY OF PURCHASER AND GUARANTOR. (a) Purchaser is corporation duly organized, validly existing and in good standing under the laws of Nevada and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of Purchaser and Guarantor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect or materially delay the ability of Purchaser or Guarantor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Guarantee. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution

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and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

      (b) Guarantor is a company incorporated with limited liability, duly organized and validly existing under the laws of Bermuda and has all necessary corporate power and authority to enter into the Guarantee, to carry out its obligations hereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Guarantee by Guarantor, the performance by Guarantor of its obligations thereunder and the consummation by Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Guarantor. The Guarantee has been duly executed and delivered by Guarantor, and (assuming due authorization, execution and delivery by Seller) the Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

      Section 4.02. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) contravene, conflict with or violate the articles of incorporation of Purchaser, by-laws or equivalent organizational documents of Purchaser, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, contravene, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      (b) The execution, delivery and performance of this Agreement by Purchaser do not and will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) the Required Regulatory Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      Section 4.03. FINANCIAL ABILITY. Purchaser has or will have at the Closing sufficient funds to permit Purchaser to consummate the transactions contemplated hereby.

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      Section 4.04. BROKERS. No broker, finder or investment banker other than
Lehman Brothers Inc. is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Lehman Brothers Inc.

      Section 4.05. ABSENCE OF LITIGATION. As of the date of this Agreement, there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any property or asset of Purchaser or any of its subsidiaries, before any Governmental Authority that seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

      Section 5.01. VOTING AGREEMENT. Until the earliest to occur of the registration of Seller's Shares of record in the name of Purchaser following the Closing, the termination of this Agreement and the termination of the Merger Agreement and so long as the Merger Agreement has not been amended or modified in a manner that is adverse to Seller, Seller shall vote, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, (i) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (so long as it has not been theretofore terminated) or of Seller contained in this Agreement, (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could result in any of the conditions to the Company's obligations under the Merger Agreement (so long as it has not been theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement (so long as it has not been theretofore terminated), the Merger or this Agreement and (iii) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

      Section 5.02. NO DISPOSITION OR ENCUMBRANCE OF SELLER'S SHARES. (a) Seller agrees that until the earliest to occur of the Closing, the termination of this Agreement and the termination of the Merger Agreement, except as contemplated by this Agreement, Seller shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement with respect to, or create or permit to exist any Liens of any nature whatsoever with respect to, any of Seller's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would

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make any representation or warranty of Seller herein untrue or incorrect in any material respect or have the effect of preventing or disabling Seller from performing Seller's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

      (b) Until the earliest to occur of the Closing, the termination of this Agreement and the termination of the Merger Agreement, Seller shall promptly advise Purchaser of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information, and the terms and conditions of such Acquisition Proposal.

      Section 5.03. COMPANY BOARD REPRESENTATION. Promptly upon the Closing, Seller shall cause the directors nominated by Seller or who are otherwise affiliated with Seller after the Closing to resign from the Board of Directors of the Company and the boards of directors of the Company's subsidiaries.

      Section 5.04. NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.05. FURTHER ACTION; REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by this Agreement and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement; PROVIDED that Purchaser will be not required by this Section 5.05 to take any action that will have a Material Adverse Effect on the Company or Guarantor, including, without limitation, entering into any consent decree, hold separate orders or other arrangements that would have a Material Adverse Effect on the Company or Guarantor. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper

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officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

      (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

      (c) Seller agrees to use its reasonable best efforts to cause the Company to comply with its obligations under the Merger Agreement, and Purchaser agrees to comply with its obligations under the Merger Agreement.

      Section 5.06. PUBLIC ANNOUNCEMENTS. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger Agreement shall be issued by any party without the prior consent (which consent shall not be unreasonably withheld) of Purchaser, in the case of a release or announcement by Seller or any of its affiliates (other than the Company and the Company's subsidiaries), or Seller, in the case of a release or announcement by Purchaser or any of its affiliates, except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange or banking authority, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Seller agrees to permit Purchaser to publish and disclose in the proxy statement/prospectus to be sent to the Company's stockholders pursuant to the Merger Agreement and related filings under the securities laws Seller's identity and ownership of Seller's Shares and the nature of its commitments, arrangements and understandings under this Agreement.

      Section 5.07. JAPAN DESK. The parties acknowledge that Seller currently refers business to the "Japan Desk" of the Company. The parties agree to conduct good faith negotiations to allow the Company and Seller to continue such arrangements for a three year term upon mutually agreed financial and other terms.


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

      Section 6.01. CONDITIONS TO THE CLOSING. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

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      (a) HSR ACT, ETC. Any waiting period (and any extension thereof) under the
HSR Act applicable to the purchase of Seller's Shares contemplated hereby shall have expired or been terminated and all other Required Regulatory Approvals shall have been obtained, except where the failure to have obtained any such Required Regulatory Approvals would not reasonably be expected to have a Material Adverse Effect on the Company or Guarantor;

      (b) NO ORDER; COMPLIANCE WITH LAW. (i) No Governmental Authority in the United States or Japan shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of shares by Purchaser or any affiliate of Purchaser illegal or otherwise restricting or prohibiting consummation of the transactions contemplated by this Agreement and (ii) consummation of the transactions contemplated by this Agreement shall not conflict with or violate any provision of United States Law; and

      (c) MERGER. All conditions to the consummation of the Merger have been satisfied or waived and the Merger shall be expected to be consummated immediately after the Closing.

      Section 6.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in Article IV in this Agreement (A) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date and Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser; and

      (b) COVENANTS. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

      Section 6.03. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article III of this Agreement (A) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date and (C) the representation contained in Section 3.03(a) shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of Seller; and

      (b) COVENANTS. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of Seller.

      Section 6.04. MERGER. If the Closing shall not have occurred and Purchaser desires to consummate the Merger and intends to proceed to do so, Purchaser shall be deemed to have waived all of the conditions set forth in this Article VI (other than that the representations and warranties contained in Section 3.03(a) be true and correct as required by Section 6.03(a)) and the Closing hereunder shall occur immediately prior to the Merger. Seller and Purchaser shall take such actions required at the Closing to consummate this Agreement prior to the consummation of the Merger.


                                    ARTICLE 7
                             TERMINATION AND WAIVER

      Section 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

      (a) by mutual written consent of each of Seller and Purchaser duly authorized by the Boards of Directors of Seller and Purchaser; or

      (b) by either Seller or Purchaser if:

            (i) the Closing shall not have occurred by September 30, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
      Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (ii) any Governmental Authority in the United States or Japan shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement; or

            (iii) the Merger Agreement shall have been terminated.

      Section 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except
(a) as set forth in Section 8.02 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

      Section 7.03. WAIVER. At any time prior to the Closing, either of the parties hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                    ARTICLE 8
                               GENERAL PROVISIONS

      Section 8.01. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The covenants (other than covenants to be performed after the Closing), representations and warranties of Seller and of Purchaser (other than the representations and warranties contained in Section 3.03(a)) shall not survive the Closing.

      Section 8.02. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

      Section 8.03. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.03):

if to Seller:

The Dai-Ichi Kangyo Bank, Ltd.
One World Trade Center, Suite 4911
New York, NY 10048
   Telecopy: (212) 432-0063
   Attention: Keiji Torii

      with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
    Telecopy: (212) 450-4800
    Attention: George R. Bason, Jr., Esq.

if to Purchaser:

Tyco Acquisition Corp. XIX (NV)
c/o Tyco International (US) Inc.
One Tyco Park
Exeter, NH 03833
     Telecopy: (603) 778-7700
     Attention: President

      with a copy to:

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022
     Telecopy: (212) 715-8000
     Attention: Abbe L. Dienstag, Esq.

      Section 8.04. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 8.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

      Section 8.06. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

      Section 8.07. ASSIGNMENT. This Agreement shall not be assigned (whether pursuant to a merger, operation of law or otherwise), except that Purchaser may assign all or any of its rights and obligations under this Agreement to any affiliate, PROVIDED that no such assignment shall relieve Purchaser of its obligations hereunder.

      Section 8.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 8.09. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York in respect of the interpretation and enforcement of the provisions of this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

      Section 8.10. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this
Section 8.10.

      Section 8.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Section 8.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      TYCO ACQUISITION CORP. XIX (NV)


                                      By: /s/ Jeffrey D. Mattfolk
                                          ---------------------------
                                          Name: Jeffrey D. Mattfolk
                                          Title: Vice President



                                      THE DAI-ICHI KANGYO BANK, LTD.


                                      By: /s/ Keiji Torii
                                          ---------------------------
                                          Name: Keiji Torii
                                          Title: Managing Director

                                                                      SCHEDULE A


                                                           Seller's Cash
             Seller                Number of Shares        Purchase Price
--------------------------------  --------------------  ---------------------
 The Dai-Ichi Kangyo Bank, Ltd.      71,000,000          $2,486,420,000

                              AMENDED AND RESTATED

                                    GUARANTEE

      Tyco International Ltd. ("Guarantor") irrevocably guarantees, as primary obligor and not as surety merely, each and every representation, warranty, covenant, agreement and other obligation of Purchaser and/or its permitted assigns (and where any such representation or warranty is made to the knowledge of Purchaser, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of Purchaser's obligations under the provisions of the Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Purchaser's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, and no modification or extension of the Agreement or the obligations of the Purchaser thereunder or any other act or omission of any Person shall affect the continuing validity and enforceability of this guarantee or any provision requiring or contemplating performance by Guarantor. Capitalized terms used herein but not defined shall have the meanings given to them in the Amended and Restated Stock Purchase Agreement between The Dai-Ichi Kangyo Bank, Ltd. and Tyco Acquisition Corp. XIX (NV), dated as of March 12, 2001 (the "Agreement").

      Guarantor hereby waives, for the benefit of Seller (i) any right to require Seller as a condition of payment or performance by Guarantor, to proceed against Purchaser or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except that, with respect to any obligation covered by this guarantee, the Guarantor may assert as a defense that, under the terms of the Agreement, Purchaser is not required to perform such obligation because the conditions precedent to the performance thereof set forth in the Agreement have not been satisfied or waived, so long as such defense is available to Purchaser.

      Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to adhere to and to take all actions to enable Purchaser to adhere to each provision of the Agreement and the Merger Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Purchaser to comply with its obligations under the Agreement and the Merger Agreement.

      The provisions of Article 8 of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., Zurich Centre, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Executive Vice President and Chief Corporate Counsel, Telecopy No. 441 295 9647, Confirm No. 441 292 8674 (with a copy as provided therefor in Section 8.03).

      Guarantor understands that Seller is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

      This Amended and Restated Guarantee shall be governed by and construed in accordance with, the laws of the State of New York. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in respect of the interpretation and enforcement of the provisions of this guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this guarantee may not be enforced in or by any of the above-named courts.

                                      TYCO INTERNATIONAL LTD.


                                      By: /s/ Mark H. Swartz
                                          ----------------------------------
                                          Name:  Mark H. Swartz
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

Accepted:

THE DAI-ICHI KANGYO BANK, LTD.


By: /s/ Keiji Torii
    ----------------------------------
    Name: Keiji Torii
    Title: Managing Director